Exhibit 4.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO COMMERCETEL, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

SUBORDINATED PROMISSORY NOTE

FOR VALUE RECEIVED, COMMERCETEL, INC., a Nevada corporation (the “Maker”), promises to pay to DIGIMARK, LLC, 4960 S. Gilbert Rd. #1-221, Chandler, AZ 85249 (the “Holder”) the sum of One Hundred Ninety-Four Thousand, Six Hundred, Fifty-Eight Dollars ($194,658.00), together with any accrued and unpaid interest hereon, on October 1, 2012 (the “Maturity Date”), if not sooner paid as provided herein.

The following terms shall apply to this Subordinated Promissory Note (this “Note”):

ARTICLE I

INTEREST AND PAYMENTS

1.1 Interest Rate.   No interest shall accrue or be payable on the outstanding principal amount of this Note (the “Principal Amount”)

1.2 Principal Payments.  Amortizing payments of the Principal Amount shall be made in cash by the Maker as set forth on the Note Amortization Schedule attached hereto.  Any remaining Principal Amount together with any accrued and unpaid interest under this Note shall be due and payable on the Maturity Date.  Holder acknowledges and agrees that any payments made by Maker to Sero Group, LLC in respect of the Balloon Promissory Note dated November 4, 2010 issued by Holder will be deemed to be payments of the Principal Amount hereunder.

1.3 Optional Prepayment.  The Maker may prepay this Note, in whole or in part, at any time without penalty.

ARTICLE II
SUBORDINATION

2.1           Subordination.   All payments due under this Note shall be subordinated and made junior, in all respects to the payment in full of all principal, all interest accrued on and all other amounts due on any and all Senior Indebtedness and the Mobivity Note; provided, that unless and until an event of default has occurred (and has not been cured) and is continuing with respect to the payment of principal or interest due with respect to either Senior Indebtedness or the Mobivity Note, the Maker shall be permitted to pay, and shall pay, to the Holder, all amounts due hereunder.  “Senior Indebtedness” means all indebtedness owed by or incurred by the Maker or by Parent, from time to time, under (a) Parent’s 10% Senior Secured Convertible Bridge Notes, as the same may be extended or amended from time to time, or any replacement financing therefor (the “Bridge Notes”) or (b) other  senior securities (“Additional Senior Notes”); provided, however, that, in no event shall the aggregate outstanding principal amount of the Senior Indebtedness and the interest due thereunder at any time exceed the result of (i) $2,000,000 minus (ii) any payments made under the Bridge Notes or Additional Senior Notes minus (3) the principal amount of any Bridge Notes or Additional Senior Notes converted into equity pursuant to their terms.

ARTICLE III

EVENTS OF DEFAULT

3.1 Events of Default.  The occurrence of any of the following events set forth in this Section 3.1 shall constitute an event of default (“Event of Default”) hereunder:

(a) Failure to Pay.  The Maker fails to pay when due any principal or interest hereon, and, in any such case, such failure shall continue for a period of five (5) days following the date upon which the Holder delivers notice to Maker of any such failure;

(b)           Bankruptcy.  The Maker shall (i) apply for, consent to or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, or (vi) acquiesce to, without challenge within ten (10) days of the filing thereof, or failure to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws;

(c)  Insolvency.  The Maker shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

(d)           Default Under Other Indebtedness.  An event of default shall occur under terms of that certain Secured Subordinated Promissory Note of even date herewith executed by Maker in favor of Holder.

3.2 Acceleration; Default Rate.  Upon the occurrence of an Event of Default, without any action required on the part of Holder, the entire unpaid Principal Amount, together with all accrued but unpaid interest and all other sums due from Maker hereunder, shall become immediately due and payable, and Holder may exercise any one or more remedies and rights available under this Note and/or applicable law.   Upon the occurrence of an Event of Default, the interest payable on the outstanding Principal Amount shall thereafter accrue at a rate per annum equal to 16.25% until such Event of Default is cured.

3.3 Costs of Collection.  Maker agrees to pay all reasonable costs of collection, including reasonable attorneys’ fees and expenses, and all costs of suit, in case the unpaid Principal Amount, or any interest or other payment, is not paid in full when due, whether suit be brought or not, and whether through courts of original jurisdiction, as well as in courts of appellate jurisdiction, or through a Bankruptcy Court or other legal proceedings.

3.4 Waivers and Remedies.  Except as set forth in this Note, to the extent permitted by applicable law, Maker, and each person who is or may become liable hereunder, jointly and severally waive and/or agree not to assert (a) exemption rights, demand, grace period, presentment for payment, protest, notice of nonpayment, nonperformance, dishonor, maturity and protest and default; (b) all diligence in collection or realization of any of the amounts due hereunder; and (c) all benefit of any statute of limitations or repose affecting the amounts due hereunder or the enforcement hereof.  Holder may extend the time for payment of or renew this Note, or release any party from liability hereunder, and any such extension, renewal, release or other indulgence shall not alter or diminish the liability of Maker or any other person or entity who is or may become liable on this Note, except as expressly set forth in a writing signed by Holder evidencing such extension, renewal, release or other indulgence.  All of Holder’s remedies under this Note are cumulative and non-exclusive.  The acceptance by Holder of any partial payment will not waive any rights of Holder to enforce the prompt payment hereof.  Holder’s failure to require strict performance of Maker of any provision of this Note shall not waive, affect or diminish any right of Holder to demand strict compliance and performance with the terms hereof, unless such waiver is in writing and signed by Holder (which, in any event, shall not apply to any other failure of Maker to comply with this Note).

ARTICLE IV

MISCELLANEOUS

4.1 No Assignment.   Neither Maker nor Holder shall assign or transfer this Note without the other party’s consent, which may be granted or withheld in such party’s sole discretion.  Any assignment or transfer of this Note or any rights herein which is not in compliance with this provision shall be void.

4.2 Binding Nature.  The provisions of this Note shall be binding upon Maker and its representatives, successors and permitted assigns, and shall inure to the benefit of Holder and its successors and permitted assigns.

4.3 Amendment Provision.  The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as such successor instrument may be amended or supplemented.

4.4 Governing Law.

(a) THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(b) THE MAKER AND THE HOLDER HEREBY CONSENT AND AGREE THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF SAN DIEGO, STATE OF CALIFORNIA SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE MAKER, ON THE ONE HAND, AND THE HOLDER, ON THE OTHER HAND, PERTAINING TO THIS NOTE OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS NOTE.  THE MAKER AND THE HOLDER EACH EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS.

4.5 Construction.  Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

4.6 Usury.  Notwithstanding any provision of this Note, the total liability for payments of interest and in the nature of interest shall not exceed the limits imposed by the usury laws of the State of California.  If Holder receives as interest an amount that would exceed such limits, such amount that would be excessive interest shall be applied to the reduction of the unpaid Principal Amount and not to the payment of interest and if a surplus remains after full payment of the Principal Amount and lawful interest, the surplus shall be remitted to Maker by Holder, and Maker hereby agrees to accept such remittance.

4.7 Time of the Essence.  It is agreed that time is of the essence in the performance of all obligations hereunder.

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IN WITNESS WHEREOF, the Maker has caused this Note to be signed in its name effective as of this 1st day of August, 2011.

COMMERCETEL, INC. By:_________________________________ Name:_______________________________ Title:________________________________

Note Amortization Schedule

Payment Date	Payment
8/1/2011	$4,122
9/1/2011	$1,122
10/1/2011	$4,122
11/1/2011	$13,122
12/1/2011	$1,122
1/1/2012	$4,872
2/1/2012	$13,273
3/1/2012	$4,849
4/1/2012	$9,393
5/1/2012	$9,044
6/1/2012	$4,631
7/1/2012	$4,039
8/1/2012	$3,875
9/1/2012	$9,085
10/1/2012	$107,987
11/1/2012	$-
12/1/2012	$-
$194,658